Exhibit 99

TEXTRON
	Corporate Communications Department	NEWS Release

Investor Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Susan Bishop - 401-457-2362
Textron Reports First Quarter Results

Providence, Rhode Island - April 16, 2003 - Textron Inc. (NYSE: TXT) today reported that first quarter 2003 diluted earnings per share were $0.48 and net income was $66 million, compared to a first quarter 2002 diluted loss per share of $3.04 and a net loss of $431 million.

First quarter 2003 revenues were $2.46 billion, up from $2.42 billion in 2002, as higher revenues in Industrial Components, Fastening Systems and Finance offset lower revenues in Aircraft and Industrial Products.

First quarter 2003 earnings included $0.15 per share in after-tax costs related to restructuring and a $0.09 per share after-tax gain from the sale of Textron's interest in an Italian automotive joint venture. First quarter 2002 results included $0.07 per share in after-tax costs related to restructuring and $3.44 per share in charges due to the cumulative effect of a change in accounting principle.

Excluding these items, first quarter 2003 adjusted diluted earnings per share were $0.54, compared to $0.47 per share in the first quarter of 2002.

Textron recorded a use of cash before restructuring of $66 million during the quarter, compared to a use of cash of $209 million a year ago.

"Our results this quarter again demonstrate that we are making clear and steady progress in reducing our cost structure," said Lewis B. Campbell, Textron chairman, president and CEO. "Given the deterioration in the outlook for many of our end markets during the quarter, we accelerated and expanded our cost reduction efforts. These actions will not only offset a portion of the impact of the expected softness in revenues, but will also help position the company for accelerated performance when end markets improve."

Presentation of Results and Outlook
 Textron presents its results and outlook before restructuring costs and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature. Therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods.

For example, in the first quarter of 2003, Textron recognized a $15 million pre-tax gain on the sale of a joint venture interest. This gain was not directly related to ongoing business results during the quarter, and a gain such as this cannot be expected to occur again with any regularity or predictability.

Similarly, Textron incurred $28 million in pre-tax costs during the first quarter for its restructuring program. The restructuring program, which is designed to reduce overhead costs and rationalize manufacturing facilities, is part of a major change in company strategy and will be completed in 2004. During the execution of the restructuring program, the company is incurring costs that are supplementary to the ongoing operating costs of the business.

Results before restructuring costs and other special items are also the basis for measuring operating performance for management compensation purposes. However, analysis of results and outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of the company's results and outlook to GAAP are attached.

Outlook
 Textron expects full-year 2003 diluted earnings per share will be between $2.40 and $2.60, with second quarter 2003 diluted earnings per share between $0.65 and $0.75. These estimates exclude restructuring costs and other special items. The company expects full-year 2003 free cash flow before restructuring will be between $300 million and $400 million.

First Quarter Segment Analysis

Aircraft

Aircraft segment revenues and profit decreased $49 million and $4 million, respectively.

Cessna's revenues decreased $89 million, primarily due to lower volume of Citation business jets and used aircraft. These decreases were partially offset by higher pricing. Profit decreased $20 million, primarily due to the lower sales volume, partially offset by the higher pricing. Backlog at Cessna decreased to $4.4 billion at the end of the quarter.

Bell Helicopter's revenues increased $40 million due to higher commercial revenues, partially offset by lower revenues from the U. S. Government. Commercial revenues increased primarily due to higher foreign military sales and higher commercial aircraft sales, partially offset by lower commercial spares and service sales. U. S. Government revenues decreased, as higher revenues from the V-22 were more than offset by lower revenues from other U.S. Government programs. Bell's profit increased $16 million, primarily due to lower charges for international receivables and improved profitability on the V-22. Backlog at Bell increased to $1.4 billion at the end of the quarter.

Fastening Systems

Fastening Systems' revenues and profit increased $33 million and $8 million, respectively.

Revenues increased primarily due to the favorable impact of foreign exchange and higher sales volume. Profit increased primarily due to improved cost performance and foreign exchange, partially offset by an unfavorable sales mix.

Industrial Products

Industrial Products' revenues and profit decreased $38 million and $7 million, respectively.

Revenues decreased primarily due to lower sales volume, primarily in the golf car and turf care businesses, from depressed markets, partially offset by higher revenues in the aerospace and defense business and higher pricing. Profit decreased primarily due to the lower sales volume and an unfavorable mix, partially offset by higher pricing and improved cost performance.

Industrial Components

Industrial Components' revenues and profit increased $87 million and $10 million, respectively.

Revenues increased due to higher sales volume at Kautex and the Fluid and Power businesses, and the favorable impact of foreign exchange, partially offset by price reductions. Profit increased primarily due to the higher volume and improved cost performance, partially offset by price reductions.

Finance

Finance segment revenues and profit increased by $6 million and $1 million, respectively.

Revenues increased primarily due to higher average receivables. Profit increased primarily due to higher interest margin, as a result of the higher average receivables, higher pricing and lower borrowing cost, partially offset by higher legal and collection expenses.

Conference Call Information
 Textron will host a conference call today, April 16, at 9:00 a.m. Eastern time to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (877) 260-8900 in the U.S. or (651) 291-0561 outside of the U.S. (request the Textron Earnings Conference). The call will be available for playback beginning at 12:30 p.m. Eastern time on April 16, by dialing (320) 365-3844 - Access Code: 671440. The recording will be available until midnight on July 1, 2003.

Textron Inc. is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED MARCH 29, 2003 AND MARCH 30, 2002
 (In millions except per share amounts)
(Unaudited)

	March 29, 2003		March 30, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING:
Aircraft	$998	$998	$1,047	$1,047
Fastening Systems	429	429	396	396
Industrial Products	430	430	468	468
Industrial Components	449	449	362	362
	2,306	2,306	2,273	2,273
FINANCE	151	151	145	145
Total revenues	$2,457	$2,457	$2,418	$2,418
PROFIT
MANUFACTURING: (b)
Aircraft	$75	$75	$79	$79
Fastening Systems	18	18	10	10
Industrial Products	24	24	31	31
Industrial Components	33	33	23	23
	150	150	143	143
FINANCE	23	23	22	22
Segment profit	173	173	165	165
Special charges (b) (c)	(28)	-	(14)	-
Gain on sale of business	15	-	-	-
Corporate expenses and other, net	(32)	(32)	(29)	(29)
Interest expense, net	(24)	(24)	(30)	(30)
Income from operations before income taxes and distribution on preferred securities	104	117	92	106
Income taxes	(32)	(37)	(29)	(34)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes	(6)	(6)	(6)	(6)
Income before cumulative effect of change in accounting principle	66	74	57	66
Cumulative effect of change in accounting principle, net of income taxes (d)	-	-	(488)	-
Net income (loss)	$66	$74	$(431)	$66
Earnings per share: (e)
Income before cumulative effect of change in accounting principle	$.48	$.54	$.40	$.47
Cumulative effect of change in accounting principle, net of income taxes (d)	-	-	(3.44)	-
Net income (loss)	$.48	$.54	$(3.04)	$.47
Average diluted shares outstanding	137,059,000	137,059,000	141,961,000	141,961,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED MARCH 29, 2003 AND MARCH 30, 2002
(In millions except per share amounts)
(Unaudited)

(a)     The "As Adjusted" column excludes items recorded in special charges, the gain on sale of business and the cumulative effect of change in accounting principle. Textron presents its results "as adjusted", before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature; therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods. In addition, Textron utilizes "as adjusted" results to measure operating performance for management compensation purposes. Any analysis of results before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP).

A reconciliation of net income as reported under (GAAP) to net income as adjusted is as follows:

	First Quarter
	2003	2002
GAAP net income (loss)	$66	$(431)
Adjustments:
Gain on sale of business	(15)	-
Special charges	28	14
Tax impact of excluded items	(5)	(5)
Cumulative effect of change in accounting principle, net of taxes	-	488
Net income, as adjusted	$74	$66

(b)     Textron adopted Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", effective December 29, 2002. Upon adoption, costs related to restructuring that were previously recorded in segment profit are now included with severance costs, contract termination costs, and asset impairment write-downs in special charges. Costs related to restructuring that were recorded in segment profit and prior periods have been reclassified to special charges to conform to this presentation.

(c)     Special charges include restructuring expenses and fixed asset impairment write-downs associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, reducing corporate and segment personnel, consolidating operations and exiting non-core product lines.

(d)     With the implementation of SFAS No. 142, Textron recorded a $488 million after-tax transitional goodwill impairment charge comprised of $274 million in the Industrial Products segment, $111 million in the Industrial Components segment, $88 million in the Fastening Systems segment and $15 million in the Finance segment.

(e)     Reconciliation of GAAP EPS to EPS, as adjusted:

	First Quarter
	2003	2002
GAAP EPS	$.48	$(3.04)
Adjustments:
Gain on sale of business	(.09)	-
Special charges	.15	.07
Cumulative effect of change in accounting principle, net of taxes	-	3.44
EPS, as adjusted	$.54	$.47

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 29, 2003	December 28, 2002
Assets
Cash and cash equivalents	$452	$286
Accounts receivable, net	1,323	1,180
Inventories	1,755	1,611
Other current assets	555	810
Net property	1,937	1,981
Other assets	2,981	2,983
Textron Finance assets	7,276	6,654
Total Assets	$16,279	$15,505

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$230	$25
Other current liabilities	2,229	2,214
Other liabilities	1,964	2,055
Long-term debt	1,688	1,686
Textron Finance liabilities	6,243	5,607
Total Liabilities	12,354	11,587

Obligated mandatorily redeemable preferred securities	512	512
Total Shareholders' Equity	3,413	3,406
Total Liabilities and Shareholders' Equity	$16,279	$15,505

Textron Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In millions except per share amounts)

	Second Quarter		Full Year
	2003 Outlook	2002 Actual	2003 Outlook	2002 Actual
GAAP EPS	$.38 - .48	$.74	$1.79 - 1.99	$(.88)
Adjustments:
Gain on sale of businesses	-	(.06)	(.09)	(.31)
Special charges	.27	.14	.70	.72
Cumulative effect of change in accounting principle, net of taxes	-	-	-	3.48
EPS, as adjusted	$.65 - .75	$.82	$2.40 - 2.60	$3.01

	First Quarter		Full Year
	2003 Actual	2002 Actual	2003 Outlook	2002 Actual
Cash flow from operations - GAAP	$(41)	$(183)	$518 - 618	$522
Capital expenditures	(44)	(61)	(274)	(279)
Capital lease additions	(1)	-	(54)	(23)
Proceeds on sale of fixed assets	9	24	27	67
Free cash flow after restructuring	$(77)	$(220)	$217 - 317	$287
After-tax cash used for restructuring activities	11	11	83	60
Free cash flow before restructuring - as adjusted	$(66)	$(209)	$300 - 400	$347